Reading International Announces Fourth Quarter and Full Year 2011 Results

Revenue from operations for the 2011 Fourth Quarter at $57.6 million, up 6.1% over 2010 Fourth Quarter
Revenue from operations for the 2011 Twelve Months at $245.8 million, up 6.8% over 2010
Net income for the 2011 Twelve Months of $10.0 million compared to a net loss of $12.7 million in 2010
EBITDA(1) of $35.6 million for the 2011 Twelve Months was $5.8 million higher than the $29.8 million in 2010

Los Angeles, California, - (BUSINESS WIRE) – March 15, 2012 – Reading International, Inc. (NASDAQ: RDI) announced today results for its 2011 fourth quarter and full year ended December 31, 2011.

2011 Highlights

•
our revenue for the 2011 Quarter was $57.6 million, compared to $54.3 million in the same Quarter in 2010, an increase of 6.1%, primarily due to increases in revenue of $2.3 million in the U.S. and $1.2 million in Australia;

•
our revenue for the 2011 Twelve Months was $245.8 million compared to $230.1 million in the 2010 Twelve Months, an increase of 6.8%, driven primarily by a $17.4 million increase in revenue in Australia;

•	our EBITDA(1) for the 2011 Twelve Months was $35.6 million compared to $29.8 million in the 2010 Twelve Months, an increase of 19.5%;

•
on June 24, 2011, we replaced our Australian Corporate Credit Facility of $115.8 million (AUS$110.0 million) with BOS International (“BOSI”) with a new credit facility from National Australia Bank (“NAB”) of $110.5 million (AUS$105.0 million).  The NAB credit facility consisted of a term loan of $94.7 million (AUS$90.0 million), a revolving credit facility of $10.5 million (AUS$10.0 million), and a guarantee facility of $5.3 million (AUS$5.0 million).  A combination of the term loan, a $9.5 million (AUS$9.0 million) draw from the revolving credit facility, and cash of $1.6 million (AUS$1.5 million) were used to pay off the BOSI credit facility.  On August 2, 2011, we paid down our NAB revolving credit facility restoring the amount available under this revolving credit facility to $10.5 million (AUS$10.0 million) on that date.  We have not subsequently drawn down against this revolving credit facility;

•	on August 25, 2011, we purchased a 17-screen multiplex in Murrieta, California for $4.2 million; and

•	during the year, we relocated substantial portions of our accounting and administrative operations to available space in our Courtenay Central property in Wellington, New Zealand.

Fourth Quarter 2011 Discussion

Revenue from operations increased from $54.3 million in the 2010 Quarter to $57.6 million in the same Quarter in 2011, a $3.3 million or an 6.1% increase.  The cinema segment revenue increase of  $2.8 million or 5.6% was primarily driven by increases in revenue of $1.8 million in the U.S. and $1.1 million in Australia; offset by, a revenue decrease of $124,000  in New Zealand.  The revenue increases were primarily driven by increases in box office attendance of 185,000 and 14,000, in the U.S. and Australia, respectively, and by an increase in the value of the Australian dollar compared to the U.S. dollar compared to the same period last year.  The decrease in New Zealand cinema revenue in the 2011 Quarter was primarily driven by the continuing closure of our Christchurch New Zealand cinema since the February 22, 2011 earthquake in that city.  Despite reopening the Christchurch cinema on November 16, 2011, there was a subsequent closure due to another earthquake on December 23, 2011, which resulted in an additional two-week closure.  The Christchurch cinema closures accounted for a decrease in admissions of 47,000 for the 2011 Quarter compared to the same period in 2010.

The top three grossing films for the 2011 Quarter in our  worldwide cinema circuit were “The Twilight Saga: Breaking Dawn Part I,” “Real Steel,” and “Puss in Boots.”  These three films accounted for approximately 21.3% of our 2011 Quarter cinema box office revenue.
Additionally, our 2011 Quarter real estate segment revenue increased by $546,000 compared to the same period last year primarily driven by an increase of $435,000 in live theater revenue in the U.S.  and a negative one-time adjustment in the 2010 Quarter for straight-line rent.

As a percentage of revenue, operating expense was 81.0% of revenue in the 2011 Quarter which was relatively flat compared to 81.7% in the 2010 Quarter.

We recorded a $369,000 impairment charge for the 2011 Quarter related to our Taringa, Australia real estate property.  We subsequently sold this property on February 21, 2012 for $1.8 million (AUS$1.8 million).

General and administrative expense decreased by $494,000 or 10.4%, primarily due to a reduction in legal and consulting fees; offset, in part,  by additional labor costs and consulting and administrative activities associated with our transfer of our accounting and administrative operations from the U.S. and Australia to New Zealand.

Driven by the above factors, our operating income for the 2011 Quarter increased by $1.2 million to $2.1 million compared to $901,000 in the same quarter last year.

Net interest expense increased by $2.9 million for the 2011 Quarter compared to the same quarter last year.  The increase in interest expense during the 2011 Quarter was primarily driven by the mark-to-market of our interest rate swaps, an increase in interest expense associated with increased line of credit fees for our new Australian credit facility, and a decrease in interest in 2010 as a result of debt forgiveness related to our purchase of Consolidated Cinemas in 2008.

For the 2011 Quarter, we recorded a $1.6 million other loss which consisted of $2.6 million in losses from unconsolidated entities primarily related to an impairment charge to our investment in Rialto Entertainment of $2.9 million; offset by, a $1.1 million gain primarily related to an initial insurance down payment received against our business interruption claim for the temporary closure of our cinema in Christchurch, New Zealand. For the 2010 Quarter, we recorded other income of $781,000 primarily related to an increase in our equity earnings from unconsolidated entities.

For the 2011 Quarter, income tax expense increased by $251,000 from $596,000 in the 2010 Quarter to $847,000 in the same period in 2011 related to a reserve for U.S. income taxes.

As a result of the above, we reported a net loss of $5.0 million for the 2011 Quarter compared to net loss of $532,000 in the 2010 Quarter.

Our EBITDA(1) at $4.5 million for the 2011 Quarter was $1.3 million lower than  EBITDA for the 2010 Quarter of $5.8 million, driven primarily by the $2.9 million impairment in our interest in Rialto Entertainment in the 2011 Quarter offset by improved operating results in the 2011 Quarter.

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  The company defines adjusted EBITDA as EBITDA adjusted for unusual or infrequent events or items that are of a non-cash nature.  EBITDA and adjusted EBITDA are presented solely as supplemental disclosures as we believe they are relevant and useful measures to compare operating results among our properties and competitors, as well as measurement tools for the evaluation of operating personnel.  EBITDA and adjusted EBITDA are not measures of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA and adjusted EBITDA should not be considered in isolation from, or as substitutes for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA and adjusted EBITDA are not calculated in the same manner by all companies and accordingly, may not be appropriate measures for comparing performance among different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Our adjusted EBITDA(1) for 2011 Quarter was $7.8 million after excluding:

•	the $2.9 million impairment loss on our interest in Rialto Entertainment and

•	the $369,000 impairment loss associated with the impairment of our Taringa, Australia real estate property.

Our adjusted EBITDA(1) for the 2010 Quarter was $5.8 million as there were no exceptional items in the quarter.

This resulted in a growth in our adjusted EBITDA(1) of $2.0 million or 34.5%, from the 2010 Quarter to the 2011 Quarter.

Twelve Months 2011 Discussion

Revenue from operations increased from $230.1 million in 2010 to $245.8 million in 2011, a $15.7 million or a 6.8% increase.  The  2011 cinema exhibition segment revenue increase of $14.8 million or 7.0% was primarily due to cinema revenue increases of $17.4 million in Australia and $1.0 million in the U.S.; offset, in part, by a decrease in cinema revenue from New Zealand of $3.6 million.  The increase in revenue in Australia was predominately attributable to the opening of a new cinema in October 2010, a year over year increase in the average ticket price of 3.1%, a small increase in admissions of 83,000, and an increase in the value of the Australian dollar compared to the U.S. dollar.  The increase in revenue in the U.S. related to an increase in concessions and other cinema revenue in part from our newly acquired cinema in Murrieta, California; offset, in part, by a decrease in our U.S. average ticket price.  The decrease in cinema revenue for New Zealand was predominately attributable to a year over year decrease in the average ticket price of 2.2% and a 463,000 decrease in admissions.  The lower 2011 revenue was  primarily affected by poorer film product offered throughout the country due to the 2011 Rugby World Cup being held in New Zealand and the nine month closure of our Christchurch, New Zealand cinema.
The top three grossing films for the 2011 twelve months in our  worldwide cinema circuit were “Harry Potter and the Deathly Hallows Part II,” “Transformers 3: Dark of the Moon,” and “The Hangover 2.”  These three films accounted for approximately 10.6% of our 2011 cinema box office revenue.
Additionally, our real estate segment revenue increased by $909,000 due to a year over year increase in the value of the Australian and New Zealand dollars compared to the U.S. dollar, and an increase of $484,000 in live theater revenue in the U.S. for the 2011 twelve months compared to the twelve months in 2010.

As a percentage of revenue, operating expense was 78.4% of revenue in 2011 which was slightly lower than the 78.7% of 2010 revenue.

Depreciation expense increased by $1.0 million for the Twelve Months of 2011 compared to the same period last year primarily related to certain recently purchased cinema 3D equipment being depreciated in the 2011 twelve months and the inclusion of Charlestown cinema as an operating location since October 2010.

We recorded impairment charges related to our Taringa, Australia real estate property of $369,000 and $2.2 million for the 2011 and 2010 Twelve Months, respectively.  We subsequently sold this property on February 21, 2012 for $1.8 million (AUS$1.8 million).

General and administrative expense decreased by $352,000 or 2.0%, primarily due to a decrease in legal and consulting fees associated with our federal tax litigation which was settled during July 2010; offset by, additional labor costs and consulting and administrative activities associated with our 2011 transfer of our accounting and administrative operations from the U.S. and Australia to New Zealand.

Driven by the above factors our operating income for the twelve months of 2011 increased by $5.2 million to $18.4 million compared to $13.2 million in the same period last year.

Net interest expense increased by $8.8 million for the Twelve Months of 2011 compared to the same period in 2010.  The increase in interest expense during the twelve months of 2011 was primarily driven by a $5.0 million increase associated with the mark-to-market of our interest rate swaps and cap, a $1.1 million increase in interest expense associated with increased line of credit fees for our new Australian credit facility, and a one-time decrease in interest in 2010 as a result of debt forgiveness related to our purchase of Consolidated Cinemas in 2008.

For the 2011 Twelve Months, we recorded a $462,000 other loss which consists of $1.6 million in losses from unconsolidated entities primarily related to an impairment charge to our investment in Rialto Entertainment of $2.9 million; offset by, $1.2 million of other income primarily related to an initial insurance down payment received against our business interruption claim for the temporary closure of our cinema in Christchurch, New Zealand. For the 2010 twelve months, the $1.4 million other income included  $1.3 million of equity earnings of unconsolidated joint ventures and entities and a $352,000 gain on sale of assets primarily related to a deferred gain on sale of a property.

For the 2011 Twelve Months, we recorded as a $1.7 million gain on the sale of a discontinued operation associated with the sale of our interest in our Elsternwick Cinema located in Melbourne, Australia to our joint venture partner.

For the 2011 Twelve Months, we recorded an income tax benefit of $12.3 million primarily associated with a valuation allowance adjustment for the future realization of our deferred tax assets in Australia of $14.4 million.  For the 2010 Twelve Months, we recorded an income tax expense of $14.3 million primarily relating to an additional tax accrual associated with our potential tax exposures related to our tax litigation settlement.

As a result of the above, we reported net income of $10.0 million for the 2011 Twelve Months compared to a net loss of $12.7 million in the 2010 Twelve Months.  The $22.7 million positive change in net income experienced by us was primarily the result of the 2011 tax benefit relating to the valuation allowance adjustment when compared to the settlement in 2010 of the federal tax case.

Our EBITDA(1) at $35.6 million for the 2011 Twelve Months was $5.8 million higher than the $29.8 million for the 2010 Twelve Months, driven primarily by better operating results, by the gain on sale of our Elsternwick Cinema located in Melbourne, Australia of $1.7 million in 2011; offset by, a decrease in other income of $1.8 million primarily due to the impairment our interest in Rialto Entertainment.

Our adjusted EBITDA(1) for 2011 Twelve Months was $37.3 million after excluding:

•	the $1.7 million gain on sale of assets of our Elsternwick Cinema in Melbourne, Australia;

•	the $2.9 million impairment loss on our interest in Rialto Entertainment; and

•	the $369,000 impairment loss associated with the discontinuation of our Taringa, Australia real estate development project.

Our adjusted EBITDA(1) for the 2010 twelve months was $31.4 million after excluding:

•	the $2.2 million impairment loss associated with the discontinuation of our Taringa, Australia real estate development project;

•	$158,000 loss on sale of the assets of the now closed Kapiti cinema in New Zealand;

•	the $605,000 loss related to our Mackie litigation; and

•	$1.3 million net gain in offsetting straight-line rent adjustments in Australia and New Zealand real estate operations.

This resulted in a growth in our adjusted EBITDA(1) of $5.9 million or 18.8%, from the 2010 Twelve Months to the 2011 Twelve Months.

Balance Sheet and Liquidity

Our total assets at December 31, 2011 were $430.8 million compared to $430.3 million at December 31, 2010.  The currency exchange rates for Australia and New Zealand as of December 31, 2011 were $1.0251 and $0.7805, respectively, and, as of December 31, 2010, these rates were $1.0122 and $0.7687, respectively.  As a result, currency had a positive effect on the balance sheet at December 31, 2011 when compared to December 31, 2010.

On June 24, 2011, we replaced our Australian Corporate Credit Facility of $115.8 million (AUS$110.0 million) with BOS International (“BOSI”) with a new credit facility from National Australia Bank (“NAB”) of $110.5 million (AUS$105.0 million). The NAB credit facility consisted of a term debt facility of $94.7 million (AUS$90.0 million),revolving credit facility of$10.5 million (AUS$10.0 million), and a lease guarantee facility of $5.3 million (AUS$5.0 million).  Using the term debt facility and $9.5 million (AUS$9.0 million) of the revolving credit facility, combined with cash of $1.6 million (AUS$1.5 million), we paid off the BOSI credit facility.  On August 2, 2011, we paid down our NAB revolving credit facility by $9.9 million (AUS$9.0 million) restoring the amount available under the  revolving credit facility to $10.5 million (AUS$10.0 million) on that date.  We have not subsequently drawn down against this revolving credit facility.

The term of our New Zealand Credit Facility with Westpac was to mature on March 31, 2012.  On February 8, 2012, we received an approved amendment from Westpac renewing our existing $35.1 million (NZ$45.0 million) New Zealand credit facility with a 3-year $31.2 million (NZ$40.0 million) credit facility.

Our cash position at December 31, 2011 was $31.6 million compared to $34.6 million at December 31, 2010.  Of the $31.6 million, $16.5 million was in Australia, $11.8 million was in the U.S., and $3.3 million was in New Zealand.  Of the $16.5 million in Australia, pursuant to our new NAB credit agreement, we are only able to transfer $4.1 million (AUS$4.0 million) per year outside of Australia without the prior approval of NAB.  This transfer from Australia (into the U.S.) was made earlier in 2011.  Of the $11.8 million in the U.S., $8.7 million is included in our Consolidated Entertainment subsidiary and is subject to certain debt covenants with GE Capital that limit the use of this cash outside of the subsidiary without the prior approval of GE.  Therefore, at December 31, 2011, we had approximately $6.4 million of cash worldwide that is not restricted by covenants.

At December 31, 2011, we had undrawn funds of $10.3 million (AU$10.0 million) available under our NAB line of credit in Australia, effectively only $9.4 million (NZ$12.0 million) available under our renewed New Zealand Corporate Credit facility, $5.0 million available under our GE Capital revolving loan credit facility in the U.S., and $500,000 available under our Bank of America line of credit in the U.S.  Accordingly, we believe that we have sufficient borrowing capacity under our various credit facilities, together with our $31.6 million cash balance, to meet our anticipated short-term working capital requirements.

Our working capital at December 31, 2011 shows a negative $25.5 million compared to a negative $59.7 million at December 31, 2010.  This improvement to our negative working capital is in part attributable to our new NAB Australian Credit Facility and the renewal of our Westpac  New Zealand Corporate credit facility, becoming long-term loans; offset by, our Burwood property no longer being considered held for sale.

Stockholders’ equity was $125.0 million at December 31, 2011 compared to $112.6 million at December 31, 2010, the difference being largely attributable to our net income of $10.0 million for the 2011 Twelve Months.

Based upon the current levels of the consolidated operations, further anticipated cost savings and future growth, we believe our cash on hand, our cash flow from operations, together with both the existing and anticipated lines-of-credit and other sources of liquidity, will be adequate to meet our anticipated requirements for interest payments and other debt service obligations, working capital, capital expenditures, and other operating needs.

Subsequent Events

Coachella, California Land Acquisition

On January 10, 2012, a limited liability company owned by our Company acquired a 202 acre property, zoned for the development of up to 843 single family residential units, located in the City of Coachella, California.  The property was acquired at a foreclosure auction for $5.5 million.  The property was acquired as a long-term investment in developable land with the intention of using it in the interim for agricultural purposes. Half of the funds used to acquire the land were provided by James J. Cotter, our Chairman, Chief Executive Officer and controlling shareholder.    Upon the approval of our Conflicts Committee, these funds were converted on January 18, 2012 into a 50% interest in the limited liability company that acquired the land.   The limited liability company is managed by our Company.

Renewed New Zealand Credit Facility

On February 8, 2012, we received an approved amendment from Westpac renewing our existing $35.1 million (NZ$45.0 million) New Zealand credit facility with a 3-year credit facility.  The renewed facility calls for a decrease in the overall facility by $3.9 million ($5.0 million) to $31.2 million (NZ$40.0 million) and an increase in the facility margin of 0.55% to 2.0%.  No other significant changes to the facility were made.

Taringa Sale

As of December 31, 2011, we were under contract to sell the three properties in the Taringa area of Brisbane, Australia of approximately 1.1 acres for $1.8 million (AUS$1.8 million).  These properties were sold on February 21, 2012 for the agreed upon amount.

iDNA Note Receivable

On February 29, 2012, we acquired for $1.8 million from the original lender a promissory note which is currently in default and which we believe to be indirectly secured by the 50% membership interest in the Angelika Film Center, LLC not already owned by the Company.  The note was acquired in order to protect our interest in the Angelika Film Center, LLC, with the intention of providing for an orderly satisfaction of the debt evidenced by that promissory note.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand (http://www.readingcinemasus.com),

o	Angelika Film Center brand (http://www.angelikafilmcenter.com),

o	Consolidated Theatres brand (http://www.consolidatedtheatres.com),

o	City Cinemas brand (http://www.citycinemas.com),

o	Beekman Theatre brand (http://www.beekmantheatre.com),

o	The Paris Theatre brand (http://www.theparistheatre.com), and

o	Liberty Theatres brand (http://libertytheatresusa.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au); and

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz) and

o	Rialto (http://www.rialto.co.nz) brands.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	the risks and uncertainties associated with real estate development;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
 Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation,  no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally,  we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net (Loss) Income
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Revenue	$57,627	$54,299	$245,805	$230,119
Operating expense
Cinema/real estate	46,678	44,363	192,634	181,016
Depreciation and amortization	4,241	4,272	16,960	15,914
Impairment expense	369	--	369	2,239
General and administrative	4,269	4,763	17,432	17,784

Operating income	2,070	901	18,410	13,166

Interest expense, net	(4,421)	(1,507)	(21,038)	(12,286)
Other income (loss)	(1,563)	781	(462)	1,350
Net gain on sale of assets	--	--	1,656	--
Income tax benefit (expense)	(847)	(596)	12,330	(14,264)
Net income attributable to noncontrolling interest	(273)	(111)	(940)	(616)

Net income (loss)	$(5,034)	$(532)	$9,956	$(12,650)

Basic earnings (loss) per share	$(0.21)	$(0.03)	$0.44	$(0.56)
Diluted earnings (loss) per share	$(0.22)	$(0.03)	$0.43	$(0.56)

EBITDA*	$4,475	$5,843	$35,624	$29,814

EBITDA* change	$(1,368)		$5,810

Reconciliation of EBITDA to net income/(loss) is presented below:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Net income (loss)	$(5,034)	$(532)	$9,956	$(12,650)
Add:Interest expense, net	4,421	1,507	21,038	12,286
Add:Income tax provision	847	596	(12,330)	14,264
Add:Depreciation and amortization	4,241	4,272	16,960	15,914

EBITDA	$4,475	$5,843	$35,624	$29,814

Reading International, Inc. and Subsidiaries
Consolidated Statements of Operations for the Three Years Ended December 31, 2011
(U.S. dollars in thousands, except per share amounts)
	Year Ended December 31,
	2011	2010	2009

Operating revenue
Cinema	$225,849	$211,073	$201,388
Real estate	19,956	19,046	15,626
Total operating revenue	245,805	230,119	217,014

Operating expense
Cinema	182,215	171,795	160,467
Real estate	10,419	9,221	7,591
Depreciation and amortization	16,960	15,914	15,168
Loss on transfer of real estate held for sale to continuing operations	--	--	549
Impairment expense	369	2,239	3,217
Contractual commitment loss	--	--	1,092
General and administrative	17,432	17,784	17,559
Other operating income	--	--	(2,551)
Total operating expense	227,395	216,953	203,092

Operating income	18,410	13,166	13,922

Interest income	1,482	1,351	1,154
Interest expense	(22,520)	(13,637)	(15,726)
Gain on extinguishment of debt	--	--	10,714
Net gain (loss) on sale of assets	(67)	352	(2)
Other income (expense)	1,157	(347)	(2,013)
Income (loss) before income tax benefit (expense), equity earnings (loss) of unconsolidated joint ventures and entities, and discontinued operations	(1,538)	885	8,049
Income tax benefit (expense)	12,330	(14,264)	(1,952)
Income (loss) before equity earnings (loss) of unconsolidated joint ventures and entities and discontinued operations	10,792	(13,379)	6,097
Equity earnings (loss) of unconsolidated joint ventures and entities	(1,552)	1,345	117
Gain on sale of unconsolidated joint venture	--	--	268
Income (loss) before discontinued operations	9,240	(12,034)	6,482
Gain on sale of discontinued operation	1,656	--	--
Net income (loss)	$10,896	$(12,034)	$6,482
Net income attributable to noncontrolling interests	(940)	(616)	(388)
Net income (loss) attributable to Reading International, Inc. common
shareholders	$9,956	$(12,650)	$6,094

Earnings (loss) per common share attributable to Reading International, Inc.
shareholders – basic:
Earnings (loss) from continuing operations	$0.37	$(0.56)	$0.27
Earnings from discontinued operations, net	0.07	--	--
Basic earnings (loss) per share attributable to Reading
International, Inc. shareholders	$0.44	$(0.56)	$0.27

Earnings (loss) per common share attributable to Reading International, Inc.
shareholders – diluted:
Earnings (loss) from continuing operations	$0.36	$(0.56)	$0.27
Earnings from discontinued operations, net	0.07	--	--
Diluted earnings (loss) per share attributable to Reading
International, Inc. shareholders	$0.43	$(0.56)	$0.27
Weighted average number of shares outstanding – basic	22,764,666	22,781,392	22,580,942
Weighted average number of shares outstanding – diluted	22,993,135	22,781,392	22,767,735

Reading International, Inc. and Subsidiaries
Consolidated Balance Sheets as of December 31, 2011 and 2010
(U.S. dollars in thousands)	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$31,597	$34,568
Receivables	6,973	5,470
Inventory	1,035	989
Investment in marketable securities	2,874	2,985
Restricted cash	2,379	2,159
Deferred tax asset	1,985	--
Prepaid and other current assets	3,781	3,536
Assets held for sale	1,848	55,210
Total current assets	52,472	104,917

Property held for and under development	91,698	35,702
Property & equipment, net	215,428	220,250
Investment in unconsolidated joint ventures and entities	7,839	10,415
Investment in Reading International Trust I	838	838
Goodwill	22,277	21,535
Intangible assets, net	17,999	20,156
Deferred tax asset, net	12,399	--
Other assets	9,814	16,536
Total assets	$430,764	$430,349

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$16,905	$15,930
Film rent payable	6,162	5,757
Notes payable – current portion	29,630	108,124
Taxes payable	14,858	23,872
Deferred current revenue	10,271	8,727
Other current liabilities	137	141
Total current liabilities	77,963	162,551
Notes payable – long-term portion	143,071	83,784
Notes payable to related party	9,000	9,000
Subordinated debt	27,913	27,913
Noncurrent tax liabilities	12,191	2,267
Other liabilities	35,639	32,195
Total liabilities	305,777	317,710
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized, 35,675,518 issued and 21,311,348 outstanding at December 31, 2011
and 31,500,693 issued and 21,308,823 outstanding at December 31, 2010	220	216
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,495,490 issued and outstanding at December 31, 2011 and at December 31, 2010	15	15
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
Additional paid-in capital	135,171	134,236
Accumulated deficit	(66,079)	(76,035)
Treasury shares	(4,512)	(3,765)
Accumulated other comprehensive income	58,937	57,120
Total Reading International, Inc. stockholders’ equity	123,752	111,787
Noncontrolling interests	1,235	852
Total stockholders’ equity	124,987	112,639
Total liabilities and stockholders’ equity	$430,764	$430,349